FOR FURTHER INFORMATION CONTACT:
Mary Jensen
Vice President, Investor Relations
(480) 315-6604
mjensen@spiritrealty.com
Press Release

Spirit Realty Capital, Inc.
Extends and Modifies Master Lease Agreement with Shopko

Provides Spirit with Additional Flexibility to Further Reduce Shopko Concentration

SCOTTSDALE, AZ–December 16, 2014–Spirit Realty Capital, Inc. (NYSE:SRC) (“Spirit”), a real estate investment trust (REIT) that invests in single-tenant, operationally essential real estate, today announced that it has signed a definitive agreement with its largest tenant, Shopko Stores Operating Co., LLC (“Shopko”), to modify its Master Lease agreement.

The amended Master Lease:

•	Creates a release provision in the Master Lease that allows Spirit to unilaterally sell properties or sub-portfolios under newly executed leases or master leases between Shopko and the buyers.

•	Extends the weighted average lease term by approximately 5 years, which is expected to broaden the pool of prospective purchasers and enhance pricing for the assets.

•	Allows Shopko to vacate 3 properties (out of 112) currently subject to the Master Lease, reflecting rent of approximately $1.75 million.

•	As part of this transaction, Shopko received $18.8 million, of which at least $13.5 million will be used over time to fund capital improvements to properties currently owned by Spirit.

Thomas H. Nolan, Jr., Chairman and Chief Executive Officer of Spirit Realty Capital, said, “This agreement with Shopko is an important milestone in our multi-step process to execute an orderly and economically efficient reduction in our revenue concentration. Since our IPO in September 2012, we have reduced Shopko’s contribution to our annual revenue to just over 14% from approximately 34%. The investment appetite for properties leased to quality middle market tenants, like Shopko, remains robust, and as such, we anticipate a further material reduction by the end of 2015, as we execute on our stated objective of having no single tenant that represents more than 10% of our annual revenue.”

Other than as described above, the modified Master Lease has substantially the same terms and conditions as before this amendment, and this amendment is not expected to have a material effect on Spirit’s adjusted funds from operations (AFFO), or impact Spirit’s previously issued guidance for 2015.

Shopko is a $3 billion regional retailer with properties throughout the Midwest, Mountain, North Central and Pacific Northwest regions, and is currently the only tenant that contributes more than 10% of Spirit’s total revenues. No other tenant represents more than 3.9% of total revenues in Spirit’s diverse portfolio.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements can be identified by the use of words such as “expects,” “plans,” “estimates,” “projects,” “intends,” “believes,” “guidance,” and similar expressions that do not relate to historical matters. These forward-looking statements are subject to known and unknown risks and uncertainties that can cause actual results to differ materially from those currently anticipated, due to a number of factors which include, but are not limited to, Spirit’s continued ability to source new investments, risks associated with using debt to fund Spirit’s business activities (including refinancing and interest rate risks, changes in interest rates and/or credit spreads and changes in the real estate markets), unknown liabilities acquired in connection with acquired properties, portfolios of properties, or interests in real-estate related entities, general risks affecting the real estate industry (including, without limitation, the market value of our properties, the inability to enter into or renew leases at favorable rates, portfolio occupancy varying from our expectations, dependence on tenants’, including Shopko’s, financial condition and operating performance, and competition from other developers, owners and operators of real estate), risks associated with our failure to maintain our status as a REIT under the Internal Revenue Code of 1986, as amended, and additional risks discussed in Spirit’s filings with the Securities and Exchange Commission from time to time, including Spirit’s Annual Report on Form 10-K for the year ended December 31, 2013 and in the prospectus supplements relating to securities offerings recently completed by Spirit. Spirit expressly disclaims any responsibility to update or revise forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Spirit Realty Capital
Spirit Realty Capital (NYSE: SRC) is a real estate investment trust (REIT) that invests primarily in single-tenant operationally essential real estate, which refers to generally free-standing, commercial real estate facilities where tenants conduct retail, service or distribution activities that are essential to the generation of their sales and profits. Spirit Realty Capital has an estimated enterprise value of $8.3 billion comprising a diverse portfolio of 2,408 properties across 49 states as of September 30, 2014. Initially formed in 2003, the Company completed its initial public offering in September 2012. More information about Spirit Realty Capital can be found at www.spiritrealty.com.

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